Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form F-10 of:

-	our report, dated March 20, 2020, on the consolidated financial statements of Ayr Strategies Inc. (formerly Cannabis Strategies Acquisition Corp.) and its subsidiaries, which comprise the consolidated statements of financial position as at December 31, 2019 and December 31, 2018, and the consolidated statements of loss and comprehensive loss, changes in shareholders' equity (deficiency) and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies; and

-	our report, dated March 22, 2019, on the consolidated financial statements of Cannabis Strategies Acquisition Corp. and its subsidiaries, which comprise the consolidated statements of financial position as at December 31, 2018 and September 30, 2018, and the consolidated statements of operations and comprehensive loss, changes in shareholders' deficiency and cash flows for the period and year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies; and

which is included in this Registration Statement on Form F-10 being filed by Ayr Wellness Inc. with the United States Securities and Exchange Commission.

We also consent to the reference to us under the heading “Interests of Experts”, which is incorporated by reference in this Registration Statement.

Burlington, Canada February 24, 2021	/s/ MNP LLP MNP LLP Chartered Professional Accountants Licensed Public Accountants